Exhibit 99

             EDO Reports Revenue Growth for Third Quarter

                    Backlog Increases by 45 Percent


    NEW YORK--(BUSINESS WIRE)--Nov. 2, 2006--EDO Corporation (NYSE:
EDO) recorded revenue of $184.4 million in the third quarter of 2006, an increase of 4.8 percent from the $175.9 million recorded in the third quarter of 2005. Net earnings for the quarter were $2.1 million, versus $9.8 million in the prior year's quarter. On a diluted per-share basis, earnings were $0.11 for the third quarter of 2006, versus $0.48 in the third quarter of 2005.

    Although revenue was higher than last year, revenue and earnings were significantly impacted by an unanticipated decline in electronic-force-protection product sales. During the third quarter of 2005, EDO was in accelerated production of a large order that generated $57.6 million in revenue. Corresponding electronic-force-protection revenue in the third quarter of 2006 was $3.9 million. Excluding this product, revenue for the quarter was $180.5 million versus $118.3 million in 2005, an increase of 53 percent. Of this increase, $18.8 million was from acquired companies owned for less than one year.

    Earnings were favorably impacted by certain tax benefits in the third quarter of both years. In the third quarter of 2006, there were tax benefits totaling $2.3 million, versus tax benefits of $0.8 million in the same period of 2005.

    For the nine-month period ended Sept. 30, 2006, revenue was $456.5 million, versus $448.5 million in the first nine months of 2005. This included $13.4 million in sales of electronic force protection products for the 2006 period versus $95.9 million in the corresponding period of 2005. Excluding this product, revenue for the nine-month period was $443.1 million versus $352.6 million in 2005, an increase of 26 percent. Of this increase, $30.8 million was from acquired companies owned for less than one year.

    Net earnings for the first nine months of 2006 were $7.4 million, versus $18.8 million in the same period last year. This includes year-to-date tax benefits of $6.0 million in 2006, versus $0.8 million in 2005. On a diluted per-share basis, year-to-date earnings were $0.40, versus $0.97 in the first nine months of 2005.

    "EDO has faced a number of substantial challenges in 2006 that have resulted in sub-par earnings compared to our historical performance," said Chief Executive Officer James M. Smith. "Key amongst these was the unexpected decline in sales of force-protection products and the ensuing need to reduce overhead costs. We have also faced technical challenges on certain development programs that have impacted earnings. We have addressed all of these issues in a straightforward manner, including organizational actions intended to restore historical earnings performance.

    "In addition to these operating-related corrective actions, we have also resolved two legal issues that, as previously reported, have reduced earnings in 2006. Both issues have now been settled and are fully reflected in our financial results.

    "In spite of these challenges, our business continues to expand through both internal growth and selective acquisitions, setting the stage for substantial improvement in 2007."

    Acquisitions

    On Sept. 6, EDO completed the acquisition of CAS Inc, a provider of engineering services and weapons-systems analysis to the Department of Defense. The EDO-CAS financial results after that date are being included in the Engineered Systems and Services reporting segment.

    On Sept. 15, EDO completed the acquisition of Impact Science & Technology Inc, a provider of signal intelligence services and systems to the intelligence community, and advanced countermeasures and electronic-attack systems to the Department of Defense and various government agencies. The EDO-IST financial results after that date are being included in the Electronic Systems and Communications reporting segment.

    Organic Revenue Growth

    For the third quarter, organic revenue, which excludes revenue from acquisitions owned less than one year, declined by $10.2 million, or 5.8 percent. This is due primarily to the $53.7 million decline in electronic-force-protection revenue, as discussed above.

    Excluding electronic-force-protection revenue, organic growth was approximately 37 percent for the quarter and 15 percent for the year-to-date. The largest driver of this growth was the company's Transition Switch Module contract, which contributed $25.6 million in revenue in the third quarter, compared to $0.3 million in the third quarter of 2005.

    Margins

    Operating margins for the quarter and the year are substantially lower than the company's historical levels. This is due in part to factors that are not expected to recur in 2007. These include the previously mentioned legal settlements and related fees of $2.1 million for the quarter and $5.0 million for the year-to-date; the write-off of intangible assets of $1.5 million taken in the third quarter; and higher-than expected development costs on certain sonar and aircraft-armament projects.

    Margins were also lower due to scheduled acquisition-related retention payments of $1.0 million for the quarter and $1.5 million for the year-to-date. In addition, margins were impacted by certain facilities that are operating below full capacity, primarily related to revenue declines in electronic-force-protection products.

    As a result, EBITDA, as adjusted, was $11.0 million, or 6.0 percent of revenue in the third quarter of 2006, versus $23.6 million, or 13.4 percent of revenue in the prior year's quarter. For the year-to-date, EBITDA, as adjusted, was $30.4 million, or 6.6 percent of revenue in 2006, versus $55.0 million, or 12.3 percent of revenue in the prior year. For the full year of 2006, the adjusted EBITDA margin is expected to be in the range of 9 to 10 percent.

    EBITDA is a generally accepted metric employed by our industry. Our adjustments consist of ESOP and pension expenses, and are identified in detail on the attached reconciliation schedule.

    Cash Flow

    Cash flow provided by operations in the third quarter was $3.4 million, versus $28.0 million in the third quarter of 2005.
Year-to-date, cash flow from operations was $13.3 million, versus
$20.1 million in the prior year.

    EDO's cash balance at the end of the third quarter was $42.8 million, down from $108.7 million at the end of 2005. Cash, as well as short-term borrowing from the company's line of credit, was used during the quarter to fund the acquisitions of CAS and IST. The cash balance on Sept. 30 included $16.8 million on the balance sheet of the two acquired companies, which has since been employed to reduce short-term borrowings.

    Backlog

    The total funded backlog of unfilled orders as of Sept. 30 stood at $771.6 million, up 26.9 percent from $608.0 million on June 24, and
44.5 percent from the third quarter of 2005. Approximately $143 million of this gain is due to the two acquisitions. The remaining amount is due to a wide range of contract awards.

    In addition, on Oct. 10 the company received a further $59.9 million task order under the Transition Switch Module contract. This brings the year-to-date TSM task orders to $140 million.

    Backlog does not include portions of contracts for which the U.S. government has not yet appropriated funds, nor does it include unexercised options in any contract. Such unfunded contracts and unexercised options add approximately $1.1 billion in what we view as high-confidence future revenue, for a total of nearly $1.9 billion.

    Conference Call

    EDO will conduct a conference call at 10:30 a.m. EST on Nov. 2 to review these results in more detail. A live webcast of the conference call will be available at www.edocorp.com or www.InvestorCalendar.com. For those who cannot listen to the live webcast, a replay of the call will be available on these websites. There will also be a telephone replay available until Nov. 10. To listen to the telephone replay, dial 1-877-660-6853, account #286, and conference ID #215321 (outside the U.S. dial 1-201-612-7415).

    About EDO Corporation

    EDO designs and manufactures a diverse range of products for defense, intelligence, and commercial markets. Major product groups include: Defense Electronics, Communications, Aircraft Armament Systems, Undersea Warfare, Integrated Composite Structures, and Professional and Engineering Services.

    With headquarters in New York, EDO Corporation (www.edocorp.com) employs 4,200 people worldwide. The company was founded in 1925 and had revenues of $648 million in 2005.

    Forward-Looking Statements

    Certain statements made in this release, including statements about future revenues, long-term organic revenue growth, annual revenue expectations, future earnings, and EBITDA margins, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the Company's products and services, product mix, the timing of customer orders and deliveries, changes in the government's funding priorities, the impact of competitive products and pricing, and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.


                   EDO Corporation and Subsidiaries
            Condensed Consolidated Statements of Earnings
               (In thousands, except per share amounts)


                            Three months ended     Nine months ended
                            Sept 30,   Sept 24,   Sept 30,   Sept 24,
                              2006       2005       2006       2005
                           ----------- --------- ----------- ---------
                                (unaudited)           (unaudited)

Net sales                    $184,393  $175,884    $456,500  $448,504

Costs and expenses:
  Cost of sales               144,586   133,098     355,487   336,512
  Selling, general and
   administrative              30,207    21,626      79,021    61,928
  Research and development      4,701     3,578      10,913    11,990
  Acquisition-related costs     1,008         -       1,455         -
  Intangible asset
   impairment charge            1,487         -       1,487         -
  Environmental cost
   provision                        -       288           -     1,538
                           ----------- --------- ----------- ---------
                              181,989   158,590     448,363   411,968

                           ----------- --------- ----------- ---------
Operating earnings              2,404    17,294       8,137    36,536

  Interest income               1,096       407       3,218     1,202
  Interest expense             (3,624)   (2,408)     (8,285)   (6,873)
  Other, net                      113       (18)       (144)      (78)
                           ----------- --------- ----------- ---------
Non-operating expense, net     (2,415)   (2,019)     (5,211)   (5,749)

                           ----------- --------- ----------- ---------
Net earnings before income
 taxes                            (11)   15,275       2,926    30,787

Income tax benefit
 (expense)                      2,076    (5,434)      4,471   (11,949)

                           ----------- --------- ----------- ---------
Net earnings                   $2,065    $9,841      $7,397   $18,838
                           =========== ========= =========== =========

Net earnings per common
 share:
  Basic:                        $0.11     $0.54       $0.41     $1.04
  Diluted:                      $0.11     $0.48       $0.40     $0.97
                           =========== ========= =========== =========

Weighted average shares
 outstanding
  Basic                        18,205    18,136      18,105    18,044
  Diluted (a)                  18,598    22,794      18,563    22,725
                           =========== ========= =========== =========


Backlog of unfilled orders                         $771,596  $533,872
                                                 =========== =========


(a) Assumes exercise of dilutive stock options. The convertible notes were dilutive in both periods of 2005, but anti-dilutive in 2006.


                   EDO Corporation and Subsidiaries
                Condensed Consolidated Balance Sheets
                           ($000's omitted)


                                                  Sept 30,    Dec 31,
                                                    2006       2005
                                                 ---------------------
                                                 (unaudited)
Assets

Current Assets:
Cash and cash equivalents                           $42,806  $108,731
Accounts receivable, net                            212,803   189,190
Inventories                                          74,231    56,567
Deferred income tax asset, net                        9,849     8,946
Notes receivable                                      7,000     7,100
Prepayments & other                                   6,414     3,809
                                                 ---------------------
              Total Current Assets                  353,103   374,343

Property, plant and equipment, net                   58,103    49,574
Goodwill                                            416,785   152,347
Other intangible assets                              55,017    55,925
Deferred income tax asset, net                       27,101    29,637
Other assets                                         30,276    25,573
                                                 ---------------------
Total Assets                                       $940,385  $687,399
                                                 =====================

Liabilities & Shareholders' Equity

Current Liabilities:
Accounts payable and accrued liabilities           $102,150   $85,237
Contract advances and deposits                       43,438    42,244
Short-term debt                                     200,000         -
Note payable, current                                 7,766     2,000
                                                 ---------------------
           Total Current Liabilities                353,354   129,481

Income taxes payable                                  4,450     6,513
Note payable, long term                              16,533     5,000
Long-term debt                                      201,250   201,250
Post-retirement benefits obligations                104,518   103,815
Environmental obligation                              1,372     1,392
Other long-term liabilities                              44        55
Shareholders' equity                                258,864   239,893
                                                 ---------------------
Total Liabilities & Shareholders' Equity           $940,385  $687,399
                                                 =====================


                   EDO Corporation and Subsidiaries
                             SEGMENT DATA
                            (In thousands)


                               Three months ended   Nine months ended
                               Sept 30,  Sept 24,  Sept 30,  Sept 24,
                                 2006      2005      2006      2005
                               ------------------- -------------------
                                   (unaudited)         (unaudited)
Net sales:
 Engineered Systems & Services $ 77,648  $ 57,325  $199,078  $169,986
 Electronic Systems &
  Communications                106,745   118,559   257,422   278,518
                               ------------------- -------------------
                               $184,393  $175,884  $456,500  $448,504
                               =================== ===================

Operating earnings:
 Engineered Systems & Services $    674  $  3,005  $  3,891  $  9,168
 Electronic Systems &
  Communications                  1,730    14,577     4,246    28,906
 Environmental cost provision         -      (288)        -    (1,538)
                               ------------------- -------------------
                                  2,404    17,294     8,137    36,536

Net interest expense             (2,528)   (2,001)   (5,067)   (5,671)
Other, net                          113       (18)     (144)      (78)
                               ------------------- -------------------

Earnings before income taxes   $    (11) $ 15,275  $  2,926  $ 30,787
                               =================== ===================


                   EDO Corporation and Subsidiaries
                        Calculation of EBITDA
               (In thousands, except per share amounts)


                              Three months ended   Nine months ended
                              Sept 30,  Sept 24,   Sept 30,  Sept 24,
                               2006       2005      2006       2005
                             ---------- --------- ---------- ---------
                                 (unaudited)          (unaudited)

Net earnings before income
 taxes                            $(11)  $15,275     $2,926   $30,787

Interest expense                 3,624     2,408      8,285     6,873
Interest income                 (1,096)     (407)    (3,218)   (1,202)
                             ---------- --------- ---------- ---------
Net interest expense             2,528     2,001      5,067     5,671

Depreciation                     3,129     2,296      8,865     7,238
Amortization (including
 impairment charge)              3,194     1,698      6,608     4,319
                             ---------- --------- ---------- ---------
Total depreciation &
 amortization                    6,323     3,994     15,473    11,557

                             ---------- --------- ---------- ---------
EBITDA                           8,840    21,270     23,466    48,015

ESOP compensation expense          975     1,221      3,310     3,771
Pension expense                  1,194     1,070      3,582     3,209
                             ---------- --------- ---------- ---------
EBITDA, as adjusted            $11,009   $23,561    $30,358   $54,995

Diluted shares outstanding *    18,598    18,386     18,563    18,317

EBITDA, as adjusted, per
 share *                         $0.59     $1.28      $1.64     $3.00
                             ========== ========= ========== =========


* Excludes potential impact of subordinated note conversion.


                        Summary of Cash Flows
                            (In thousands)

                              Three months ended   Nine months ended
                              Sept 30,  Sept 24,   Sept 30,  Sept 24,
                               2006       2005      2006       2005
                             ---------- --------- ---------- ---------
                                 (unaudited)          (unaudited)

Cash provided by operations     $3,373   $27,985    $13,285   $20,098

Cash (used) by investing
 activities                  $(269,260) $(15,348) $(278,801) $(63,359)

Cash provided (used) by
 financing activities         $199,601   $(2,177)  $199,591   $(7,235)
                             ---------- --------- ---------- ---------
                              $(66,286)  $10,460   $(65,925) $(50,496)
                             ========== ========= ========== =========


                   EDO Corporation and Subsidiaries
                       GUIDANCE DATA ESTIMATES


                                          Fiscal 2006
                                          ----------------------------

Revenue range                             $715 million - $725 million

Pension expense                           $4.8 million

FAS 123(R) Option Expense                 $0.8 million

Adjusted EBITDA margin                    9 - 10%

ESOP shares issued per quarter            42,376



This table contains estimates based on management's current
 expectations.
This information is forward-looking, and actual results may differ materially.

    CONTACT: EDO Corporation
             William A. Walkowiak, CFA, 212-716-2038
             Director of Investor Relations
             ir@edocorp.com